Exhibit 99.1

Coldwater Creek Announces Fourth Quarter and Fiscal Year 2010 Results

Sandpoint, Idaho, March 9, 2011 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and twelve-month periods ended January 29, 2011.

Fourth Quarter 2010 Operating Results

•                  Consolidated net sales were down 20.8 percent to $252.1 million, compared with $318.4 million in the fiscal 2009 fourth quarter. Net sales from the retail segment, which includes the Company’s premium retail stores, outlet stores and day spa locations, decreased 15.5 percent to $186.7 million, from $221.0 million in the same period last year, primarily reflecting a decrease in comparable premium retail store sales of 20.5 percent.  Fourth quarter net sales from the direct segment, which includes internet, phone and mail orders, decreased 32.8 percent to $65.4 million, from $97.3 million in the same period last year.

•                  Gross profit was $60.7 million, or 24.1 percent of net sales, compared with $90.3 million, or 28.4 percent of net sales, for the fiscal 2009 fourth quarter. The 430 basis point decline in gross profit margin was primarily due to deleveraging of occupancy expenses as compared to last year and increased promotional activity, which was partially offset by improvements in initial markup.

•                  Selling, general and administrative expenses (“SG&A”) were $92.3 million, or 36.6 percent of net sales, compared with $105.2 million, or 33.0 percent of net sales, for the fiscal 2009 fourth quarter. The decline in SG&A dollars was driven by a reduction in expenses across numerous categories including marketing and employee-related expenses, as well as in variable and other fixed costs.

•                  Pre-tax loss was $34.7 million, compared to a pre-tax loss of $15.7 million for the fiscal 2009 fourth quarter.

•                  Income tax provision was $2.3 million, compared to a tax benefit of $6.0 million for the fiscal 2009 fourth quarter. Our fourth quarter results reflect the continuing impact of our valuation allowance against the Company’s deferred tax assets.

•                  Net loss was $37.0 million, or $0.40 per share, compared with a net loss of $9.7 million, or $0.11 per share, for the fourth quarter of fiscal 2009. Net loss for the fiscal 2010 fourth quarter included a non-cash charge of $2.9 million, or $0.03 per share, related to certain retail store asset impairments. Net loss for the fourth quarter 2009, included a non-cash charge of $0.6 million, or $0.01 per share, related to certain premium retail store asset impairments.

“As anticipated, our business remained challenging during the fourth quarter driven by an unfavorable response to our holiday assortments,” stated Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek. “We continued to tightly manage our expenses and inventory and ended the year with over $50 million in cash, no borrowings under our credit facility and premium store inventory per square foot down 15% as compared to the end of the last fiscal year.”

Mr. Pence continued, “Over the last few months, we have made significant changes to our merchandising and design teams across all levels of leadership to reposition the Coldwater Creek brand to once again reflect the unique and elevated fashion sensibility that our customers expect from us. We view 2011 as a transitional year for the Company and we believe that we are taking the right steps to reinvigorate our brand and enhance our merchandise appeal.  We expect to show the positive impact of these initiatives as we progress through the year.”

Full Year Operating Results

•                  Consolidated net sales were down 5.5 percent to $981.1 million, compared with $1,038.6 million in the twelve months ended January 30, 2010. Net sales from the retail segment were $732.4 million, versus $782.4 million last fiscal year. Direct segment net sales were $248.7 million, compared with $256.2 million in the last fiscal year.

•                  Gross profit for fiscal 2010 was $307.3 million, or 31.3 percent of net sales, compared with $334.3 million, or 32.2 percent of net sales, in fiscal 2009. The 90 basis point decline in gross profit margin was primarily due to deleveraging of occupancy expenses, offsetting a slight improvement in merchandise margins.

•                  Selling, general and administrative expenses for fiscal 2010 were $346.7 million, or 35.3 percent of net sales, compared with $378.9 million, or 36.5 percent of net sales, for fiscal 2009. The decline in SG&A was primarily related to lower employee-related and marketing expenses and other fixed and variable costs.

•                  Pre-tax loss was $44.2 million, compared to a pre-tax loss of $46.0 million in fiscal 2009.

•                  Income tax benefit was $0.1 million, compared to a tax provision of $10.2 million in fiscal 2009. Our full year results reflect the continuing impact of our valuation allowance against the Company’s deferred tax assets.

•                  Net loss for fiscal 2010 was $44.1 million, or $0.48 per share, compared with a net loss of $56.1 million, or $0.61 per share, for fiscal 2009. Results in fiscal 2010 include approximately $3.9 million of non-cash impairment charges, or $0.04 per share, related to certain retail store assets and technology investments. During fiscal 2009, net loss per share included approximately $0.33 per share in charges primarily related to a valuation allowance against net deferred tax assets and separation agreement charges.

Balance Sheet

At January 29, 2011, cash totaled $51.6 million, as compared with $84.7 million in cash at the end of the last fiscal year.  Premium retail store inventory per square foot, including retail inventory in the distribution center, was approximately 15.3 percent lower than at the end of fiscal 2009. Total inventory decreased 3.1 percent to $156.5 million from $161.5 million at the end of fiscal 2009.

Store Openings

The Company opened two new premium retail stores and closed one during the three-month period ended January 29, 2011, ending the quarter with 373 premium retail stores.  For the full year, we opened a total of 19 new premium retail stores and closed two.  In addition, the Company opened four outlet stores and closed one during fiscal 2010, ending the year with 39 outlet stores. In fiscal 2011, the Company plans to open approximately five new premium retail locations and close between 8-12 premium retail stores.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, March 9, 2011, at 4:30 p.m. (Eastern) to discuss fiscal 2010 fourth quarter results. To listen to the live Web cast, log on to the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Wednesday, March 16, 2011. The replay can be accessed by dialing (877) 870-5176 and providing conference ID 367851. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The Company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements about the expected positive effects of our merchandising and design initiatives. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  potential inability to attract and retain key personnel;

•                  our new design aesthetic may take longer to implement than expected or may not resonate with our core and target customer demographic;

•                  difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•                  the possibility that our sales and earnings expectations will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•                  the risk that the benefits expected from our merchandising and design initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

Contacts:

Lyn Walther

Divisional Vice President, Investor Relations

208-265-7005

Web site:  www.coldwatercreek.com

Or:

Allison Malkin and Anne Rakunas

ICR, Inc.

203-682-8225/310-954-1113

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited)

(in thousands except for per share data and store counts)

	Three Months Ended		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
Statements of Operations:	2011	2010	2011	2010

Net sales	$252,105	$318,364	$981,101	$1,038,581
Cost of sales	191,398	228,040	673,816	704,300
Gross profit	60,707	90,324	307,285	334,281
Selling, general and administrative expenses	92,307	105,187	346,733	378,852
Loss on asset impairments	2,914	607	3,931	607
Loss from operations	(34,514)	(15,470)	(43,379)	(45,178)
Interest, net, and other	(231)	(239)	(830)	(797)
Loss before income taxes	(34,745)	(15,709)	(44,209)	(45,975)
Income tax provision (benefit)	2,300	(6,031)	(98)	10,157
Net loss	$(37,045)	$(9,678)	$(44,111)	$(56,132)

Net loss per share - Basic and Diluted	$(0.40)	$(0.11)	$(0.48)	$(0.61)

Weighted average shares outstanding - Basic and Diluted	92,437	92,081	92,316	91,597

Supplemental Data:

	Three Months Ended		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Segment Net Sales:
Retail	$186,723	$221,026	$732,430	$782,429
Direct	65,382	97,338	248,671	256,152
Total	$252,105	$318,364	$981,101	$1,038,581

	Three Months Ended		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
Operating Statistics:	2011	2010	2011	2010

Catalogs mailed	23,241	33,989	83,125	91,365
Premium retail stores:
Opened	2	—	19	8
Closed	(1)	—	(2)	—
Count at end of the fiscal period	373	356	373	356
Square footage	2,186	2,108	2,186	2,108
Outlet stores:
Opened	2	—	4	2
Closed	—	—	(1)	—
Count at end of the fiscal period	39	36	39	36
Square footage	270	253	270	253
Spa stores:
Count at end of the fiscal period	9	9	9	9
Square footage	49	49	49	49

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	January 29,	January 30,
	2011	2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	51,613	$84,650
Receivables	9,561	5,977
Inventories	156,481	161,546
Prepaid and other	12,217	9,385
Income taxes recoverable	1,489	12,074
Prepaid and deferred marketing costs	6,902	5,867
Deferred income taxes	6,029	6,938

Total current assets	244,292	286,437

Property and equipment, net	259,349	295,012
Deferred income taxes	1,915	—
Restricted cash	—	890
Other	1,167	1,184

Total assets	$506,723	$583,523

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	76,354	$99,234
Accrued liabilities	81,605	83,103
Current deferred marketing fees and revenue sharing	4,487	5,215

Total current liabilities	162,446	187,552

Deferred rents	116,875	125,337
Capital lease obligations	12,241	11,454
Supplemental Employee Retirement Plan	10,013	9,202
Deferred marketing fees and revenue sharing	5,822	7,149
Deferred income taxes	5,524	6,621
Other	793	647

Total liabilities	313,714	347,962

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 300,000 shares authorized, 92,503 and 92,164 shares issued, respectively	925	922
Additional paid-in capital	125,795	124,148
Accumulated other comprehensive loss	(464)	(373)
Retained earnings	66,753	110,864

Total stockholders’ equity	193,009	235,561

Total liabilities and stockholders’ equity	$506,723	$583,523

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Fiscal Year Ended
	January 29,	January 30,	January 31,
	2011	2010	2009

OPERATING ACTIVITIES:
Net loss	$(44,111)	$(56,132)	$(25,963)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	63,329	63,721	61,811
Stock-based compensation expense	2,476	6,718	4,779
Supplemental Employee Retirement Plan expense	886	3,011	1,293
Deferred income taxes	(1,200)	22,169	(8,930)
Valuation allowance adjustments	(2,564)	—	—
Excess tax benefit from exercises of stock options	—	(650)	(82)
Loss on asset impairments	3,931	607	1,452
Net loss on asset dispositions	447	1,120	405
Other	18	211	318
Net change in current assets and liabilities:
Receivables	(3,584)	10,014	12,529
Inventories	5,065	(26,170)	4,617
Prepaid and other and income taxes recoverable	8,203	5,072	6,199
Prepaid and deferred marketing costs	(1,035)	(506)	8,301
Accounts payable	(21,776)	6,177	23,126
Accrued liabilities	(1,236)	(276)	(7,472)
Change in deferred marketing fees and revenue sharing	(2,055)	1,623	(1,575)
Change in deferred rents	(7,249)	(11,285)	16,353
Other changes in non-current assets and liabilities	(534)	(799)	(1,628)
Net cash (used in) provided by operating activities	(989)	24,625	95,533

INVESTING ACTIVITIES:
Purchase of property and equipment	(31,084)	(21,681)	(81,215)
Proceeds from asset dispositions	73	58	3,086
Change in restricted cash	890	886	888
Net cash used in investing activities	(30,121)	(20,737)	(77,241)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	928	1,998	1,479
Excess tax benefit from exercises of stock options	—	650	82
Payments on capital lease and other financing obligations	(2,762)	(1,723)	(941)
Tax withholding payments	(93)	(775)	(161)
Credit facility financing costs	—	(618)	—
Net cash (used in) provided by financing activities	(1,927)	(468)	459

Net (decrease) increase in cash and cash equivalents	(33,037)	3,420	18,751
Cash and cash equivalents, beginning	84,650	81,230	62,479

Cash and cash equivalents, ending	$51,613	$84,650	$81,230